Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: David G. Mee Executive Vice President, Finance/Administration and Chief Financial Officer (479) 820-8363

FOR IMMEDIATE

RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE SECOND QUARTER 2014 AND UPDATES FULL YEAR 2014 EXPECTATIONS

■	Second Quarter 2014 Revenue:	$1.55 billion; up 12%
■	Second Quarter 2014 Operating Income:	$159 million; up 8%
■	Second Quarter 2014 EPS:	79 cents vs. 73 cents

LOWELL, ARKANSAS, July 15, 2014 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced second quarter 2014 net earnings of $93.4 million, or diluted earnings per share of 79 cents vs. second quarter 2013 net earnings of $87.7 million, or 73 cents per diluted share.

Total operating revenue for the current quarter was $1.55 billion, compared with $1.38 billion for the second quarter 2013. Load growth of 8% in Intermodal (JBI) and 15% in Integrated Capacity Solutions (ICS), helped drive 9% and 31% increases in segment revenue, respectively. Dedicated Contract Services (DCS) segment revenue increased by 15% as productivity improved on large private fleet conversions implemented a year ago. Truck (JBT) segment revenue was flat with prior year with an 8% smaller fleet. Current quarter total operating revenue, excluding fuel surcharges, increased 13% vs. the comparable quarter 2013.

Operating income for the current quarter totaled $159 million vs. $147 million for the second quarter 2013. The increase in operating income derived from load growth, customer rate increases and freight mix changes was partially offset by lower box turns from slower train velocities, higher driver recruiting and retention costs, higher purchased transportation costs, higher safety and insurance costs and increases in equipment and tire costs compared to second quarter 2013.

Interest expense in the current quarter increased due to higher overall debt levels and the accelerated payment of $100 million of 6.08 % fixed rate senior notes that would have matured in July 2014. The effective income tax rate for the quarter was 38.10% compared to 37.88% in 2013. In 2013 we realized a deferred tax benefit on the sale of real property. The 2014 annual tax rate is expected to be approximately 38.10%.

“The slowdown in train velocity and the difficult driver recruiting environment has challenged our growth in JBI. We are pleased we were able to maintain profitability levels despite these obstacles. The worsening driver supply conditions will continue to be a headwind for DCS and JBT as well. The planned improvement in JBT is ahead of schedule and though there is more to do, we are extremely pleased with the progress thus far,” stated John N. Roberts III, President and CEO of J.B. Hunt Transport Services, Inc.

“While we continue to work to improve customer service and equipment utilization levels to achieve our expected market growth, the second quarter results demonstrate the combined earnings value of our four diversified, yet integrated, business units,” said Roberts.

The Company also posted revised full year 2014 Financial Expectations on its website under the Investor Relations tab at www.jbhunt.com.

Segment Information:

Intermodal (JBI)

■	Second Quarter 2014 Segment Revenue: $931 million; up 9%
■	Second Quarter 2014 Operating Income: $113.4 million; up 2%

Overall volumes increased 8% over the same period in 2013. Continued customer demand for truck to rail conversion resulted in Eastern network growth of 17% and transcontinental growth of 2% over the second quarter 2013. Revenue grew 9% reflecting the 8% volume growth and a 1% increase in revenue per load, which is the combination of customer rate increases, freight mix and fuel surcharges. Revenue per load excluding fuel surcharge increased approximately 1.5% over second quarter 2013.

Operating income increased 2% over prior year. Slower rail velocity and continuing service disruptions negatively impacted the network fluidity resulting in a decrease in box turns and dray power utilization compared to second quarter 2013. Increased costs to attract and retain drivers, particularly in high freight density markets, higher insurance and claims costs, increased tire and equipment costs and increases in outsourced drayage costs compared to prior year partially offset the benefit of increased revenue. The current period ended with 69,700 units of trailing capacity and 4,500 power units available to the dray fleet.

Dedicated Contract Services (DCS)

■	Second Quarter 2014 Segment Revenue: $348 million; up 15%
■	Second Quarter 2014 Operating Income: $30.3 million; up 2%

DCS revenue increased 15% during the current quarter over the same period in 2013. Productivity (revenue per truck per week) increased by approximately 1% vs. 2013 primarily from increased customer demand at mature contracts. A net additional 625 revenue producing trucks were added by the end of the quarter compared to prior year.

Operating income increased by 2% from a year ago. Revenues from new accounts and higher productivity were mostly offset with higher driver recruiting costs, higher purchased transportation costs and increased safety, insurance and workers’ compensation costs. Driver wage and recruiting cost increases continue to rise faster than customer rate adjustments can be implemented and will continue to be a challenge to margin improvement.

Integrated Capacity Solutions (ICS)

■	Second Quarter 2014 Segment Revenue: $173 million; up 31%
■	Second Quarter 2014 Operating Income: $ 6.2 million; up 50%

ICS revenue increased 31% in the current quarter compared to the second quarter 2013, mostly due to a 15% increase in load volume and a 14% increase in revenue per load. Both transactional and contractual volumes continued to grow during the quarter. Contractual business was approximately 61% of total load volume, but only 52% of total revenue in the current period compared to 60% for both load volume and total revenue, in second quarter 2013.

Operating income increased 50% over the same period 2013 primarily due to the increased revenue and improvement in gross profit margin. Gross profit margin increased to 12.7% in the current quarter vs. 11.8% last year primarily due to increased transactional business. We continue to execute our branch network growth strategy and opened two new branches during the quarter, bringing the total branch count to 26. ICS’s carrier base increased 9% and the employee count increased 23% vs. second quarter 2013.

Truck (JBT)

■	Second Quarter 2014 Segment Revenue: $101 million; flat
■	Second Quarter 2014 Operating Income: $ 9.4 million; up 217%

JBT revenue for the current quarter was flat compared to the same period in 2013 despite an 8% reduction in fleet size. Revenue excluding fuel surcharges increased 1%. Rates per loaded mile, excluding fuel surcharge increased 10% on a 6% shorter length of haul compared to second quarter 2013. Both freight mix change, to create a more balanced network, and core rate increases from customers of approximately 4% contributed to the overall rate increase. At the end of the period, JBT operated 1,860 tractors compared to 2,018 a year ago.

Operating income increased 217% compared to the same quarter 2013. Favorable changes in core rate, freight mix, lower personnel costs, a smaller trailer fleet and approximately $2.8 million in equipment sale gains compared to none in second quarter 2013, were partially offset by increased driver and independent contractor costs, increased driver hiring costs and higher equipment costs per unit compared to second quarter 2013.

Cash Flow and Capitalization:

At June 30, 2014, we had a total of $874 million outstanding on various debt instruments compared to $674 million at June 30, 2013 and $708 million at December 31, 2013.

Our net capital expenditures for the six months ended June 30, 2014 approximated $353 million compared to $212 million for the same period 2013. At June 30, 2014, we had cash and cash equivalents of $5.9 million.

We purchased approximately 990,000 shares of our common stock during the quarter for $75 million. At June 30, 2014 we had approximately $263 million remaining under our share repurchase authorization. Actual shares outstanding at June 30, 2014 approximated 117 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2013. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended June 30
	2014		2013
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,268,636		$1,120,164
Fuel surcharge revenues	279,231		262,694
Total operating revenues	1,547,867	100.0%	1,382,858	100.0%

Operating expenses
Rents and purchased transportation	775,485	50.1%	693,795	50.2%
Salaries, wages and employee benefits	320,016	20.7%	282,252	20.4%
Fuel and fuel taxes	116,999	7.6%	110,280	8.0%
Depreciation and amortization	71,726	4.6%	62,283	4.5%
Operating supplies and expenses	58,173	3.8%	49,626	3.6%
Insurance and claims	19,886	1.3%	12,111	0.9%
General and administrative expenses, net of asset dispositions	11,547	0.7%	12,425	0.8%
Operating taxes and licenses	9,650	0.6%	8,042	0.6%
Communication and utilities	5,155	0.3%	4,637	0.3%
Total operating expenses	1,388,637	89.7%	1,235,451	89.3%
Operating income	159,230	10.3%	147,407	10.7%
Net interest expense	8,329	0.6%	6,230	0.5%
Earnings before income taxes	150,901	9.7%	141,177	10.2%
Income taxes	57,493	3.7%	53,480	3.9%
Net earnings	$93,408	6.0%	$87,697	6.3%
Average diluted shares outstanding	118,541		119,472
Diluted earnings per share	$0.79		$0.73

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Six Months Ended June 30
	2014		2013
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,420,985		$2,159,104
Fuel surcharge revenues	533,789		515,340
Total operating revenues	2,954,774	100.0%	2,674,444	100.0%

Operating expenses
Rents and purchased transportation	1,480,900	50.1%	1,338,328	50.0%
Salaries, wages and employee benefits	624,410	21.1%	545,976	20.4%
Fuel and fuel taxes	236,949	8.0%	226,840	8.5%
Depreciation and amortization	140,693	4.8%	123,013	4.6%
Operating supplies and expenses	108,961	3.7%	94,540	3.5%
Insurance and claims	35,718	1.2%	24,881	0.9%
General and administrative expenses, net of asset dispositions	21,470	0.7%	23,409	0.9%
Operating taxes and licenses	18,623	0.6%	15,555	0.6%
Communication and utilities	10,513	0.4%	9,456	0.4%
Total operating expenses	2,678,237	90.6%	2,401,998	89.8%
Operating income	276,537	9.4%	272,446	10.2%
Net interest expense	14,710	0.5%	12,485	0.5%
Earnings before income taxes	261,827	8.9%	259,961	9.7%
Income taxes	99,756	3.4%	98,916	3.7%
Net earnings	$162,071	5.5%	$161,045	6.0%
Average diluted shares outstanding	118,740		119,647
Diluted earnings per share	$1.36		$1.35

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended June 30
	2014		2013
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$930,668	60%	$854,732	62%
Dedicated	347,730	22%	302,624	22%
Integrated Capacity Solutions	172,894	11%	131,825	10%
Truck	101,074	7%	101,167	7%
Subtotal	1,552,366	100%	1,390,348	101%
Intersegment eliminations	(4,499)	(0%)	(7,490)	(1%)
Consolidated revenue	$1,547,867	100%	$1,382,858	100%

Operating income

Intermodal	$113,394	71%	$110,679	75%
Dedicated	30,318	19%	29,705	20%
Integrated Capacity Solutions	6,222	4%	4,161	3%
Truck	9,363	6%	2,956	2%
Other (1)	(67)	(0%)	(94)	(0%)
Operating income	$159,230	100%	$147,407	100%

	Six Months Ended June 30
	2014		2013
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$1,766,163	60%	$1,650,994	62%
Dedicated	669,771	23%	581,707	22%
Integrated Capacity Solutions	335,524	11%	254,146	9%
Truck	193,544	6%	203,012	8%
Subtotal	2,965,002	100%	2,689,859	101%
Intersegment eliminations	(10,228)	(0%)	(15,415)	(1%)
Consolidated revenue	$2,954,774	100%	$2,674,444	100%

Operating income

Intermodal	$206,566	75%	$207,473	76%
Dedicated	45,918	17%	51,651	19%
Integrated Capacity Solutions	12,346	4%	9,335	3%
Truck	11,811	4%	4,051	2%
Other (1)	(104)	(0%)	(64)	(0%)
Operating income	$276,537	100%	$272,446	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended June 30
	2014	2013

Intermodal

Loads	429,438	398,596
Average length of haul	1,643	1,688
Revenue per load	$2,167	$2,144
Average tractors during the period *	4,447	3,881

Tractors (end of period)
Company-owned	3,868	3,387
Independent contractor	678	565
Total tractors	4,546	3,952

Net change in trailing equipment during the period	2,160	1,606
Trailing equipment (end of period)	69,724	61,911
Average effective trailing equipment usage	67,534	60,148

Dedicated

Loads	522,117	446,841
Average length of haul	178	197
Revenue per truck per week**	$4,117	$4,068
Average trucks during the period***	6,538	5,767

Trucks (end of period)
Company-owned	6,050	5,336
Independent contractor	6	12
Customer-owned (Dedicated operated)	503	586
Total trucks	6,559	5,934

Trailing equipment (end of period)	19,696	17,998
Average effective trailing equipment usage	20,721	19,253

Integrated Capacity Solutions

Loads	109,803	95,740
Revenue per load	$1,575	$1,377
Gross profit margin	12.7%	11.8%
Employee count (end of period)	540	440
Approximate number of third-party carriers (end of period)	36,300	33,400

Truck

Loads	101,044	104,024
Average length of haul	384	408
Loaded miles (000)	38,720	42,158
Total miles (000)	45,718	49,593
Average nonpaid empty miles per load	73.8	72.0
Revenue per tractor per week**	$4,226	$3,861
Average tractors during the period *	1,877	2,034

Tractors (end of period)
Company-owned	1,215	1,187
Independent contractor	645	831
Total tractors	1,860	2,018

Trailers (end of period)	6,576	8,311
Average effective trailing equipment usage	5,718	7,235

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Six Months Ended June 30
	2014	2013

Intermodal

Loads	815,424	766,362
Average length of haul	1,656	1,690
Revenue per load	$2,166	$2,154
Average tractors during the period *	4,348	3,773

Tractors (end of period)
Company-owned	3,868	3,387
Independent contractor	678	565
Total tractors	4,546	3,952

Net change in trailing equipment during the period	3,745	2,949
Trailing equipment (end of period)	69,724	61,911
Average effective trailing equipment usage	66,367	58,043

Dedicated

Loads	1,008,788	845,140
Average length of haul	179	198
Revenue per truck per week**	$4,016	$4,108
Average trucks during the period***	6,514	5,545

Trucks (end of period)
Company-owned	6,050	5,336
Independent contractor	6	12
Customer-owned (Dedicated operated)	503	586
Total trucks	6,559	5,934

Trailing equipment (end of period)	19,696	17,998
Average effective trailing equipment usage	20,533	18,495

Integrated Capacity Solutions

Loads	212,886	195,663
Revenue per load	$1,576	$1,299
Gross profit margin	12.4%	12.4%
Employee count (end of period)	540	440
Approximate number of third-party carriers (end of period)	36,300	33,400

Truck

Loads	191,042	201,910
Average length of haul	396	429
Loaded miles (000)	75,715	85,764
Total miles (000)	89,189	100,655
Average nonpaid empty miles per load	72.7	73.7
Revenue per tractor per week**	$4,040	$3,873
Average tractors during the period*	1,884	2,059

Tractors (end of period)
Company-owned	1,215	1,187
Independent contractor	645	831
Total tractors	1,860	2,018

Trailers (end of period)	6,576	8,311
Average effective trailing equipment usage	5,774	7,326

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,870	$5,831
Accounts Receivable	667,620	568,519
Prepaid expenses and other	65,735	105,853
Total current assets	739,225	680,203
Property and equipment	3,488,606	3,259,814
Less accumulated depreciation	1,172,061	1,147,610
Net property and equipment	2,316,545	2,112,204
Other assets	35,589	26,997
	$3,091,359	$2,819,404

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$-	$250,000
Trade accounts payable	338,063	305,465
Claims accruals	81,221	68,221
Accrued payroll	75,170	72,063
Other accrued expenses	17,695	14,062
Deferred income taxes	2,485	2,485
Total current liabilities	514,634	712,296

Long-term debt	874,028	458,417
Other long-term liabilities	61,287	58,274
Deferred income taxes	560,293	577,965
Stockholders' equity	1,081,117	1,012,452
	$3,091,359	$2,819,404

Supplemental Data

(unaudited)

	June 30, 2014	December 31, 2013

Actual shares outstanding at end of period (000)	116,547	117,241

Book value per actual share outstanding at end of period	$9.28	$8.64

	Six Months Ended June 30
	2014	2013

Net cash provided by operating activities (000)	$301,001	$293,571

Net capital expenditures (000)	$352,852	$211,692